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                                                                    EXHIBIT 99.1


                                PRESS RELEASE FOR
                              TRADE/BUSINESS MEDIA


                  FOR:        SHAW INDUSTRIES, INC.
                              DALTON, GA 30722-2128

                  FROM:       SHAW INDUSTRIES, INC.
                              P.O. DRAWER 2128
                              DALTON, GA 30722-2128
                              TELEPHONE (706) 275-3126
                              FAX (706) 275-3735
                              CONTACT:  JULIUS SHAW


                              FOR IMMEDIATE RELEASE


DALTON, GEORGIA, September 6, 2000, Shaw Industries, Inc. (NYSE:SHX) today announced that Berkshire Hathaway, Inc. has offered to purchase between 80.1% and 86% of the outstanding shares of Shaw Industries for $19 per share in cash, subject to approval of Shaw's Board of Directors. The offer is not subject to any financing contingencies.

The offer is contingent upon Robert E. Shaw, the Chairman of the Board of Directors and Chief Executive Officer, and Julian D. Saul, the President of Shaw Industries, together with members of their immediate families, each retaining a minimum 5% ownership interest. Other shares not purchased by Berkshire Hathaway would be owned by other members of management of Shaw Industries and members of the Shaw and Saul families not included in the 5% ownership requirement. Shaw Industries would continue to be operated under its current management with the corporate headquarters remaining in Dalton, Georgia.

Up to 10% of the shares held by each of the Shaw and Saul family members would, at their option, be purchased by Berkshire Hathaway each year beginning March 31, 2002, at a price equal to $19 per share plus the increase in book value per share over the book value per share as of December 31, 2000. Up to one-third of the shares held by other members of management and the Shaw and Saul family members not included in the 5% ownership requirement would, at the option of those shareholders, be purchased each year beginning March 31, 2002, at the same pricing formula.

The Board of Directors of Shaw Industries appointed a Special Committee of the Board of Directors, consisting of Thomas G. Cousins, J. Hicks Lanier, Robert J. Lunn and Roberto Garza Delgado, non-management members of the Board, to consider this offer and make a recommendation to the Board of Directors. No time frame was established by the Board of Directors for the conclusion of the
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Committee's actions but a spokesman for Shaw Industries stated that the offer by
Berkshire Hathaway indicated that Berkshire Hathaway was prepared to consummate the proposed transaction as soon as practicable. The Special Committee is authorized to engage its own financial advisor and independent counsel to assist it.

Robert E. Shaw and Julian D. Saul expressed to the Board their support in principle for the proposed transaction, subject to approval by the Board of Directors.

Safe Harbor Statement: Except for historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and are subject to the safe harbor provisions of that Act. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, and assumptions concerning the Company's future operations and performance, could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate.

Shaw Industries, Inc. (www.shawinc.com) is the world's largest manufacturer of tufted broadloom carpet. Headquartered in Dalton, Georgia, Shaw sells carpeting and rugs for residential and commercial applications throughout the United States and exports to most markets worldwide. Shaw markets its residential products under such brand names and trademarks as Cabin Crafts, Couture by Sutton, Cumberland, Expressive Designs, Home Foundations, Philadelphia, Queen, ShawMark, Sutton, TrustMark, Evans & Black, Salem, Tuftex, and Shaw Rugs. Shaw markets its commercial products under the names Shaw Contract, Designweave, Patcraft, and Queen Commercial. Through its network of commercial dealers known as Shaw Contract Flooring Services, Shaw also sells commercial flooring products directly and provides installation and project management services. Shaw also offers laminate flooring through the Decades brand and ceramic tile through Shaw Ceramics, and hardwood flooring through Shaw Hardwoods.